Short-Term Bond Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 02/28/10
File number 811-21928

77C.           The Board of Directors of the Short-Term Bond Fund of America, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the Short-Term Bond Fund of America, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Lee A. Ault III	224,773,597	5,953,442
William H. Baribault	224,835,967	5,891,072
James G. Ellis	224,843,306	5,883,733
Martin Fenton	224,808,673	5,918,366
Leonard R. Fuller	224,853,533	5,873,506
Paul G. Haaga, Jr.	224,864,340	5,862,699
David A. Hoag	224,870,200	5,856,839
W. Scott Hedrick	224,827,423	5,899,616
R. Clark Hooper	224,828,518	5,898,521
Merit E. Janow	224,841,778	5,885,261
Laurel B. Mitchell	224,843,833	5,883,206
Frank M. Sanchez	224,847,505	5,879,534
Margaret Spellings	224,831,058	5,895,981
Steadman Upham	224,833,399	5,893,640

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
173,398,817	3,864,197	53,464,025

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	173,267,739	4,373,302	53,085,998
3b.	172,884,586	4,298,940	53,543,513
3c.	173,108,386	4,157,037	53,461,616
3d.	172,901,275	4,517,681	53,308,083
3e.	173,043,145	4,510,685	53,173,209
3f.	173,358,418	3,851,005	53,517,616
3g.	172,438,036	4,706,840	53,582,163

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
171,542,324	5,531,872	53,652,843

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
172,232,163	4,678,640	53,816,236

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
170,985,483	5,960,428	53,781,128

*Includes broker non-votes.